Exhibit 3.129

ARTICLES OF INCORPORATION

OF

LIVE GLOBAL COMMUNICATIONS USA INCORPORATED

KNOW ALL MEN BY THESE PRESENTS:

That we, the undersigned, have this day voluntarily associated ourselves together for the purpose of forming a corporation under the laws of the State of Nevada, and we do hereby certify:

I.

The name of this corporation is LIVE GLOBAL COMMUNICATIONS USA INCORPORATED

II.

That the principal place or office of business of said corporation shall be Hughes Center, 3960 Howard Hughes Parkway, 5th Floor, County of Clark, State of Nevada 89109, and offices for the transaction of the business of said corporation may be established in any other town or city in the State of Nevada, or in any other state or territory, where general offices for the transaction of the business of said corporation and the holding of the meeting of the stockholders and of the Board of Directors of said corporation may be established and maintained.

III.

That the objects, business and pursuits and the nature of the business or objects or purposes to be transacted, promoted or carried on by this corporation are and shall continue to be:

To do any and all things and exercise any and all powers which it might now or hereafter be lawful for the corporation to do or to exercise under and pursuant to the act of the State of Nevada under which the corporation is incorporated, or any act amendatory thereof or supplemental thereto that may be now or hereafter in force, or any other act that may be now or hereafter applicable to the corporation.

IV.

That total authorized capital stock of the corporation shall consist of 100 shares of no par value, common stock. All of the said stock is to be common stock and carry full voting power and the said shares shall be issued fully paid at such time as the Board of Directors may designate in exchange for cash, property or services, the stock of other corporations, or other values, rights or things, and the judgment of the board of Directors as to the value thereof shall be conclusive.

V.

The members of the governing board shall be styled Directors.

VI.

The names and addresses of the persons incorporating are as follows:

NAME	ADDRESS
Tressy A. Kip	1640 Alta Drive, Suite 12
Las Vegas, NV 89106

The initial Board of Directors shall consist of four members. The name and address of the Board of Directors is as follows:

NAME	ADDRESS
Barry White	Zeljko Stefanovic
P.O. Box 585	1643 General Crescent
Moose Jaw, Saskatchewan S6H 4P2	Moose Jaw, Saskatchewan S6H 4P2

Grant Devine	Brenda Leach
Box 473	2307 Hanover Cr. E.
Caronport, Saskatchewan SOH OSO	Regina, Saskatchewan S4V 0Z5

VII.

A director or officer of the corporation shall not be personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as director or officer, but this article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the unlawful payment of dividends. Any repeal or modification of this article by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

VIII.

Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the corporation, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss reasonably incurred or suffered by him in connection therewith.

The indemnification provided in this article shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

IX.

The capital stock, after the amount of the subscription price is paid in, shall be and remain non-assessable. The private property of the stockholders shall not be liable for the debts or liabilities of the corporation.

X.

The corporation is to have perpetual existence.

XI.

April A. O’Brien, Esq., 1640 Alta Drive, Suite 12, Las Vegas, Nevada 89106, is hereby designated the corporation’s resident agent.

IN WITNESS WHEREOF, we have hereunto set our hands this 23rd day of June , 2003.

/s/ Tressy A. Kip
Tressy A. Kip

STATE OF NEVADA	)
	)	ss.
COUNTY OF CLARK	)

On this 23rd day of June , 2003, personally appeared before me, a Notary Public in and for said County and State, Tressy A. Kip, known to me to be the person described in and who executed the foregoing instrument and who duly acknowledged to me that they executed the same freely and voluntarily and for the uses and purposes therein mentioned.

/s/ Patricia B. Pingree
NOTARY PUBLIC in and for said County and State

CERTIFICATE OF ACCEPTANCE OF APPOINTMENT BY RESIDENT AGENT

IN THE MATTER OF LIVE GLOBAL COMMUNICATIONS USA INCORPORATED with an address of 1640 Alta Drive, Suite 12, Las Vegas, County of Clark, State of Nevada 89106, APRIL A. O’BRIEN hereby accepts the appointment as Resident Agent of the above-entitled LIVE GLOBAL COMMUNICATIONS USA INCORPORATED, a Nevada Professional Corporation, in accordance with NRS 86.231.

FURTHERMORE, that the mailing address for the above registered office is: 1640 Alta Drive, Suite 12, Las Vegas, Nevada 89106.

IN WITNESS WHEREOF, I have hereunto set my hand this 26th day of June, 2003.

/s/ April A. O’Brien
APRIL A. O’BRIEN
Resident Agent